Exhibit 10.15
TRADEMARK LICENSE
          The parties to this Agreement are LaCrosse Footwear, Inc., 18550 N.E. Riverside Parkway, Portland, Oregon 97230-4975 (“Licensee”) and W. L. Gore & Associates, Inc., 555 Paper Mill Road, P. O. Box 9329, Newark, Delaware 19714-9329 and W. L. Gore & Associates GmbH, Hermann Oberth Strasse 22, D-85640 Putzbrunn, Germany hereinafter collectively referred to as “Gore”.
          Licensee is engaged in the marketing of certain high quality articles which incorporate advanced fabrics and construction technologies. Gore manufactures certain technologically advanced fabrics and possesses know-how useful in the design, construction, manufacture and supply of articles incorporating its fabrics and other products. Gore is also the owner of a trademark or trademarks listed in the Trademark Attachment to this Agreement (the “Mark”). Gore has agreed to license the Mark for use on some of Licensee’s articles which incorporate Gore’s products, for certain mutually agreed end uses and in certain geographic markets, on the terms and conditions set forth below.
          1. Subject to the terms of this Agreement, including its Attachment and the Standards referenced herein, Gore grants to Licensee a non-exclusive, non-transferable License to use the Mark,The Mark may be used only on products that are of styles and constructions which have been approved in advance by Gore, and meet the Quality Standards communicated separately to Licensee. These items are hereinafter referred to as “Product” or “Products.” Licensee acknowledges that styles, materials, standards, warranties, consumer expectations, brand recognition, etc., may be different in different markets. Therefore, Licensee agrees that it will sell its Products only for use or resale within the product end-use and geographic markets for which the Products are appropriate as indicated on the Trademark Attachment and that all Products will bear the appropriate Mark as identification. In consideration for this License, Licensee agrees to honor the conditions hereof.
          2. Licensee recognizes Gore’s ownership of the Mark and the validity of this License. Licensee agrees to do nothing inconsistent with such ownership or to challenge the validity of this License.Licensee further agrees not to use the Mark in any way not specifically permitted by this License. In the event Gore seeks to register the Mark in any country, Licensee agrees to cooperate with Gore in that effort and to provide reasonable assistance to Gore, at Gore’s expense, to register the Mark in Gore’s name in that country. In the event Gore wishes to have this License recorded or registered with any public authority, Licensee agrees to cooperate with Gore therein.
          3. Licensee agrees that Gore may take all reasonable steps necessary to continuously monitor the quality of the Products.
(a)	Such steps may include, but are not limited to, inspection of manufacturing operations for Products, inspection and approval of designs, and testing prototypes or samples of Products submitted to or otherwise obtained by Gore. Gore will maintain such designs, prototypes and samples in confidence.

(b)	Unless waived under a specific applicable quality standard, it is Licensee’s responsibility to obtain Gore’s prior written approval of each separate Product under Gore’s quality standards prior to the production of Products in commercial quantities. It is Licensee’s responsibility to make sure that any certified manufacturer it uses adheres to the appropriate quality standards.

(c)	Licensee agrees to give Gore reasonable advance notice of any change in design, materials, or manufacturing process affecting the quality or performance of the licensed products, or manufacturing location for an approved style and such change must be approved in writing by Gore before the Mark may be applied to Products incorporating such change.

(d)	Gore will exert its best efforts to ensure it does not impede the regular design or production schedule for Products. Licensee agrees that it will have all Products manufactured only by a manufacturer certified by Gore for the manufacture of Products.
          4. Licensee represents and warrants to Gore that all Products produced hereunder shall conform to all applicable specifications and standards, including those set forth in the Quality Standards which are furnished to it by Gore; shall be free from defects; and shall be merchantable and fit for the purpose for which they are intended.
          5. If for any reason Licensee, or any certified manufacturer acting on Licensee’s behalf, produces Products which do not meet Gore’s quality standards, those Products shall be disposed of only in a manner approved in writing by Gore, and all labels and tags identifying Gore or the Mark will be removed.
          6. Licensee agrees to use the Mark only in the manner set forth in the guide for the proper use of the Mark provided by Gore and, if the Mark is to be used in any manner instructions for which are not contained in such instructions. Licensee shall seek Gore’s prior written approval and advice regarding the intended usage. This License expressly includes the right to use the Mark in advertising and promotional materials. Licensee acknowledges that all tags and labels furnished by Gore are and shall remain the property of Gore until incorporated into a Product which is sold.
          7. Licensee understands and agrees that approval to use the Mark in conjunction with a particular brand or label owned by Licensee or any third party is limited to brands or labels as identified on the Trademark Attachment.
          8. Any material change in the record or beneficial ownership of Licensee shall constitute an attempted transfer of this License which Gore may or may not, in its sole and absolute discretion, approve.
          9. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion or for any period of time shall not be considered a waiver, nor shall such failure deprive that party or limit its exercise of the right thereafter to insist upon strict adherence to that term or any other terms of this Agreement.

10.	(a)	This Agreement shall take effect on the date indicated below and shall continue in force for one (1) year from that date. This Agreement may be terminated by either party at any time thereafter by giving one hundred eighty (180) days’ advance written notice. If this Agreement is not so terminated, then it shall automatically be renewed for successive one (1) year periods, subject to earlier termination as provided herein.

	(b)	This Agreement may be terminated at any time by an agreement in writing signed by both parties.

	(c)	In the event of a breach of this Agreement by either party at any time, this Agreement may be terminated by the other party by giving thirty (30) days’ written notice specifying the breach, provided, however, that the breaching party shall have the opportunity to cure the specified breach within that thirty (30) day period to the satisfaction of the other party, in which case this Agreement shall remain in effect.

	(d)	Gore may terminate this Agreement at any time if Licensee fails to pay any amounts due Gore in full and in a timely fashion.
          11. Upon termination of this Agreement, Licensee undertakes

(a)	to immediately stop any use of the Mark, including manufacturing, distributing, selling, or in any way dealing with any Products, or any item (e.g. carton, container, packing or wrapping material, or advertising, promotional, tags or display material) pertaining to the Products, which display either the Mark or Gore’s name, housemark or device. Any then-existing stock of Products that comply with Gore’s quality standards may be sold by Licensee until exhausted or within six (6) months after termination, whichever shall first occur; and

(b)	to return to Gore or to destroy, at Gore’s option, all labels, labeling and printed material bearing the Mark; and not use any trademarks similar to the Mark, and all specifications and all other materials or documents sent to Licensee, any written material of Licensee that contains confidential Information of Gore, and any Products which Licensee may then have in its possession or control; and

(c)	not to claim that the use of the Mark by Licensee has created any right, title or interest in or to the Mark on Licensee’s part; and

(d)	to take whatever steps are necessary to ensure that the Mark and all goodwill connected with the Mark remain Gore’s property; and

(e)	at Gore’s option return to Gore any then existing stock of materials which have been furnished by Gore that Gore wishes to repossess for a fair and reasonable price not to exceed the price paid for such materials by Licensee to Gore.
          12. All materials, documents, information and equipment which either party supplies or discloses to the other party, whether in writing or orally, which is identified as confidential at the time of disclosure, shall be considered proprietary trade secrets of the disclosing party. The receiving party agrees not to disclose any such matters to any third party without the disclosing party’s advance written consent or to use it in any way detrimental to the disclosing party’s interests. The receiving party further agrees to make sure that the dissemination of such information among its employees is restricted to those persons who are obliged to, maintain the confidentiality of the Information and have a demonstrated need to have access to it to design, make, promote and sell Products. However, confidential information subject to the restrictions of this paragraph shall not include:
(a)	information currently in the public domain;

(b)	information which becomes public through no fault of the receiving party;

(c)	information previously known to the receiving party prior to its disclosure to the receiving party by the disclosing party, as shown by receiving party’s contemporaneous written records; or

(d)	information disclosed to the receiving party by a third party not in breach of any agreement.
The obligations of each party under this paragraph will remain in full force and effect for three (3) years following any termination of this Agreement.
          13. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, not including its choice of law provisions. The parties irrevocably consent to the non-exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for the District of Delaware as the courts where any litigation concerning this Agreement or its breach or termination may be brought. However, the parties may agree in writing to resolve any controversy concerning this Agreement by binding arbitration at a mutually agreed location and under mutually agreed arbitration rules. Any agreement to conduct such arbitration shall be in writing and shall be signed by both parties, and either party may withhold its consent in its sole and absolute discretion, with or without cause. This Agreement is executed in the English language which shall be controlling for all interpretations.

14.	(a)	The Quality Standards referenced in this Agreement may be amended at any time by Gore’s sending a copy of the new Quality Standard to Licensee. The changes shall be effective 180 days after the new Standard is received by Licensee. Otherwise, this Agreement (including this clause) may be amended only by a written document signed by both parties dated after the date shown below.

	(b)	If any provision of this Agreement is held by any court or administrative body to be illegal, invalid, void or unenforceable, all remaining provisions shall remain in full force and effect while the parties negotiate in good faith to modify the offending provision to make it valid while attempting to preserve, to the maximum extent possible, the economic and legal benefits originally intended to be received by each party.

	(c)	This Agreement is intended to be the full and final written expression of the parties’ agreement on all subjects covered by it. The terms of this Agreement may not be contradicted by evidence of any prior or contemporaneous oral or written understanding between the parties or amended except in the manner set forth above. For the purpose of interpreting, construing and understanding this Agreement, it shall be deemed to have been drafted by both parties.
AGREED TO AND ACCEPTED

Licensee		Gore

By:	/s/ Lane Tobiasser Lane Tobiasser	By:	/s/ Stephen Eshuster Stephen Eshuster

	(Print Name)		(Print Name)
	2-25-03		3-5-03

	(Date)		(Date)
With respect to Japan, JAPAN GORE-TEX, INC. (JGI) hereby grants to Licensee, on the same terms and conditions set forth in this Agreement including the Trademark Attachment, a license with respect to Mark(s) which are owned by JGI.

AGREED	TO AND ACCEPTED

JAPAN GORE-TEX, INC.		Licensee

By:	/s/ Takashi Ando Takashi Ando	By:	/s/ Lane Tobiasser Lane Tobiasser

	(Print Name)		(Print Name)
	3-13-03		2-25-03

	(Date)		(Date)
JWB/jes
TMLUS
December 14, 2001
Attachment
Schedule: Licensed Trademarks

TRADEMARK ATTACHMENT

ADDITIONAL BRAND OR LABEL
GORE’S TRADEMARK	PRODUCT AND END USE (QUALITY STANDARD)**	GEOGRAPHIC MARKET*	per Agreement Paragraph 7
CROSSTECH®	Footwear, addendum A1 (FQS8) Footwear for structural firefighting,EMS,law enforcement (FQS9)	European Economic Area Japan (Danner only) North America	LaCrosse Danner

GORE-TEX BEST DEFENSE®	Footwear for uniform duty (FQS10)	European Economic Area Japan (Danner only) North America	LaCrosse Danner

GORE-TEX® Black Diamond Logo	Footwear for athletic walking and cross-hiking (FQS5) Footwear for mountaineering, heavy work, hunting,rubber bottom, hiking (FQS3) Footwear for hard use (FQS1)	European Economic Area Japan (Danner only) North America	LaCrosse Danner

GORE-TEX GUARANTEED TO KEEP YOU DRY®	Footwear for athletic walking and cross-hiking (FQS5) Footwear for mountaineering, heavy work, hunting, rubber bottom, hiking (FQS3) Footwear for hard use (FQS1)	European Economic Area Japan (Danner only) North America	LaCrosse Danner

*	License is applicable in countries where Mark is registered within this Geographic Market area. Gore has registered the Marks covered in this Agreement in many countries worldwide, and updates and/or expands those registrations on a regular basis. Licensee is hereby notified that prior to beginning commercial activity in any country, Licensee must confirm with Gore whether the Mark is registered in that country.

**	Identification of an article’s country of origin must be as required under applicable rules

SCHEDULE A
The schedules to this Agreement, which contain technical design and manufacturing information, have been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted schedules.

SCHEDULE B
GUIDE FOR PROPER USE OF GORE’S TRADEMARKS
          W. L. Gore & Associates owns many valuable trademarks that identify and distinguish our products from those of other companies. Gore’s trademarks are well known to the end users and signify that Licensees are buying quality, state-of-the-art products from a company with a reputation for innovation, dependability, and integrity. Significant time, effort, and money have been spent in the research, development, and promotion of these products.
          This Agreement provides the Licensee with the ability to use Gore’s trademark in the promotion of Licensee’s products under the terms of the License Agreement. This is intended to provide benefits to both Gore and Licensee. However, Licensee’s cooperation is required to assure that Gore’s trademarks are correctly used.
          Trademarks can be lost if they are not used correctly. A trademark is lost when it becomes generic and sneaks Into the language as a common name description of the product, as distinguished from the source and identity of the product. If a trademark becomes generic, the original owner loses exclusive rights to use the mark. Any competitor can then use the trademark and take advantage of the advertising and promotion dollars spent by the former owner.
          Fortunately, it is fairly easy to protect Gore’s trademarks. Licensee need only comply with the following rules of proper trademark usage. These serve as examples only. Licensee will substitute licensed trademarks per Schedule B as appropriate.
1.	Most importantly, a trademark is a proper adjective, NOT a noun or a verb. When used such as in advertising, catalogues, promotions, brochures, hang tags, radio, etc., the trademark must always be followed by a noun signifying its generic or common name. The trademark should never be used alone when it appears in text.

Right:	“TRADEMARK” ® outerwear
Wrong:	Outerwear made of “TRADEMARK”®
2.	A trademark should always be used in a manner that will distinguish it from the surrounding text. Capitalize trademarks completely, use initial caps with quotations, bold face type, or italics. The generic product name should not be capitalized.

Right:	“TRADEMARK” ® outerwear
Wrong:	“TRADEMARK” ® OUTERWEAR
3.	Always follow the trademark with the appropriate trademark notice and footnote. The appropriate trademark notice should appear at least once in each piece of printed matter, preferably the first time the trademark appears. The footnote usually appears at the bottom of the last page.

Example:	“TRADEMARK”® outerwear
Footnote:	“TRADEMARK” is a registered trademark of W. L. Gore & Associates, Inc.
     4. Trademarks should never be used in the possessive sense.

Right:	The popularity of “TRADEMARK”® outerwear
Wrong:	“TRADEMARK’s popularity
Trademark Guide

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SCHEDULE B (Continued)
GUIDE FOR PROPER USE OF GORE’S TRADEMARKS
5.	Do not coin new words or terms for a trademark.

Wrong:	“TRADEMARKED” outerwear
6.	Trademarks identify and distinguish our products from those of other companies, therefore, Gore’s trademarks must not be combined or intermingled with the trademarks of other companies.

Right:	“TRADEMARK” ® outerwear by (Company’s Name)
“TRADEMARK” ® outerwear, the collection from (Company Name)

Wrong:	(Company Name) “TRADEMARK” ® outerwear
(Company Name)’s “TRADEMARK” ® outerwear
7.	Trademarks should be followed by “®” or “™” or no designation as appropriate for a given mark and a given geographical market. Please contact your Gore representative to determine your appropriate designation.
• /BJM
6/19/96
TML

Trademark Guide

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